Exhibit 16.1

January 18, 2024

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Commissioners:

We have read the statements made by ECB Bancorp, Inc. pursuant to Item 4.01 of Form 8-K, which Form 8-K we understand will be filed with the Securities and Exchange Commission on January 18, 2024 and are in agreement with the disclosures in the referenced Form 8-K, insofar as they pertain to our firm. We have not been requested to provide, nor are we providing, any representations related to the other disclosures included in this Form 8-K.

Sincerely,

/s/ Baker Newman & Noyes LLC